EXHIBIT 21

Subsidiaries of Registrant

Company Name	State of Incorporation	Percentage Ownership

CICA Life Insurance Company of America (CICA)	Colorado	100% Direct

Citizens Academy, LLC	Texas	100% Direct

Citizens National Life Insurance Company (CNLIC)	Texas	100% Indirect

Computing Technology, Inc. (CTI)	Colorado	100% Indirect

Insurance Investors, Inc. (III)	Texas	100% Indirect

Security Plan Life Insurance Company (SPLIC)	Louisiana	100% Indirect

Security Plan Fire Insurance Company (SPFIC)	Louisiana	100% Indirect